EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Donaldson Company, Inc. of our report dated September 22, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Donaldson Company, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2023.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 6, 2023